Exhibit 10.1

LOCK-UP AGREEMENT

     This Lock-up Agreement (the “Agreement”) is entered into as of June 23, 2003 by and between (“Stockholder”) and Kroll Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H

     WHEREAS, the Company, Golden Mountain Acquisition Corporation (“Merger Sub”), a Colorado corporation, and Factual Data Corp. (“Mountain”), a Colorado corporation, have entered into an Agreement and Plan of Reorganization (the “Merger Agreement”), dated the date hereof, pursuant to which the Merger Sub will merge with and into Mountain, and each outstanding share of common stock of Mountain will be converted into the right to receive the Per Share Consideration (as defined in the Merger Agreement). The Per Share Consideration consists of cash and shares of the Company’s common stock (“Company Common Stock”), $.01 par value per share, as further set forth in the Merger Agreement; and

     WHEREAS, as an inducement to the Company to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, conditions and provisions contained herein and for other good and valuable consideration, the parties hereto agree as follows:

     Section 1. Definitions. Capitalized terms used herein without definition, which are defined in or by reference to the Merger Agreement, shall have the respective meanings specified therein. In addition:

     (a)  “Restricted Shares” when used herein shall mean:

          (i) until the first anniversary of the Closing Date, 100% of the Shares;

          (ii) on and following the first anniversary of the Closing Date until the second anniversary of the Closing, 67% of the Shares; and

          (iii) on and following the second anniversary of the Closing Date until the Termination Date, 33% of the Shares.

     (b)  “Shares” when used herein shall mean:

          (i) the aggregate of all shares, and the certificates representing those shares, of Company Common Stock issued to the Stockholder in the Merger;

          (ii) any and all shares issued in respect of the shares described in Section 1(b)(i) above as a result of stock splits, stock dividends, subdivisions, combinations, recapitalizations or similar events; and

          (iii) all securities issued by the Company, or any successor thereto, from time to time acquired by Stockholder in substitution for or with respect to the Shares, including without limitation stock, securities convertible into, exercisable into or exchangeable for such stock.

     (c)  “Termination Date” when used herein shall mean the earlier to occur of (i) the third anniversary of the Closing Date or (ii) the termination of the Stockholder’s employment without Cause or upon Good Reason pursuant to the Employment Agreement between Stockholder and Mountain of even date herewith.

     Section 2. Lock Up. Until the Termination Date, Stockholder will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Restricted Shares, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Company. Any attempted transfer without such consent shall be null and void. Without limiting the foregoing, Stockholder acknowledges and agrees to comply with all restrictions on transfer of the Shares under applicable law.

     Section 3. Representations and Warranties; Certain Covenants.

     (a)  Stockholder hereby represents and warrants that he is the legal and equitable owner of the Restricted Shares free and clear of all liens, charges, encumbrances and security interests of every kind and nature.

     (b)  Stockholder covenants that:

(i) Stockholder will not create, assume, incur or permit to exist or to be created, assumed or incurred, directly, or indirectly, any lien of any kind on, or any repurchase agreement with respect to, the Restricted Shares, and will defend the Restricted Shares against, and take such action as is necessary to remove, any such lien; and

(ii) Stockholder shall advise the Company promptly, in reasonable detail, of any lien or claim made or asserted against any of the Restricted Shares.

     Section 4. Voting Rights; Dividends; Etc.

     (a)  Stockholder shall be entitled to exercise any and all voting and other consensual rights (if any) pertaining to the Restricted Shares or any part thereof for any purpose not prohibited by the terms of this Agreement.

     (b)  Except for securities that become Restricted Shares pursuant to Sections 1(b)(ii) and (iii) above, Stockholder shall be entitled to receive and retain any dividends, cash and other property from time to time paid, payable or otherwise distributed in respect of the Restricted Shares.

     Section 5. Restrictions on Transfer.

     (a)  The Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of the Restricted Shares if such transfer would constitute a violation or breach of this Agreement.

     (b)  A transfer of the Restricted Shares to a family member or trust may be made if made for bona fide estate planning purposes, provided the transferee agrees to be bound in writing by the terms of this Agreement.

     Section 6. Restrictive Legend. There will be placed on the certificates for Restricted Shares, or any substitutions therefor, a legend (the “Restrictive Legend”) stating in substance:

     THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK-UP AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

     Section 7. Notices. All notices, demands, requests, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given (i) when presented personally or (ii) three business days after being deposited in a regularly maintained receptacle for the United States Postal Service, postage prepaid, registered or certified, return receipt requested, addressed to the respective party, as the case may be, at the following address, or such other address as any party may from time to time designate by written notice to the others as herein required.

If to the Company:

Kroll Inc. 900 Third Avenue New York, NY 10022 Attn: General Counsel Fax No: (212) 750-5628 Tel No: (212) 833-3392

If to Stockholder:

Fax No: Tel No:

     Section 8. Amendments and Waivers. This Agreement may only be amended by a document signed by the Company and Stockholder. No waiver of any provision of this Agreement nor consent by the Company to any departure by Stockholder therefrom shall in any event be effective unless the same shall be in writing and signed by the Company. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     Section 9. Assignment. This Agreement shall remain in full force and effect until Stockholder and its permitted transferees hereunder are no longer in possession of Restricted Shares pursuant to the terms of this Agreement. This Agreement shall be binding upon the Company, Stockholder and their respective successors and assigns, and shall inure, together with the rights, powers and remedies of Stockholder and the Company hereunder, to the benefit of the Stockholder and the Company and their respective successors, transferees and assigns, as the case may be.

     Section 10. Applicable Law and Jurisdiction. The parties hereto expressly acknowledge and agree that this Agreement shall be governed by and this Agreement and any controversies related hereto shall be construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles that would apply the laws of any other jurisdiction.

     Section 11. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization, without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

     Section 12. Number and Gender. Whenever used herein, the singular number shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders.

     Section 13. Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not and shall not be deemed to affect, limit, amplify or modify the terms and provisions hereof.

     Section 14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

     Section 15. Governing Law. This Agreement shall be construed in accordance with and this Agreement and any disputes or controversies related hereto shall be governed by the laws of the State of Delaware without regard to applicable principles of conflicts of law that would apply the laws of any other jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the city of Denver in the State of Colorado, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the States of Delaware or Colorado for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction, such process, and such forum.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

“STOCKHOLDER”

“COMPANY”

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